Exhibit 99.1

Simplicity Esports and Gaming Company Booked Record Setting Revenue from Gaming Centers

The corporate owned gaming center revenues combined with royalties and fees from franchisee owned locations set a record in March and again in April.

Boca Raton, Florida — May 10, 2021 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), announced that its esports gaming centers experienced record revenue in the month of March and again in the month of April. Simplicity Esports now owns a total of 15 gaming centers, of which nine are operating with 25% to 75% capacity limitations. 11 of 18 franchise gaming center locations have reopened and are operating at various capacities.

Roman Franklin, CEO of Simplicity Esports, stated, “We recently announced a record quarter for revenue for the period ended February 28, 2021. That trend has continued into March and April. We plan to continue with strategic gaming center acquisitions, as well as construction of new locations, throughout 2021. Assuming no new material COVID-19 restrictions, I believe corporate-owned gaming center profitability is achievable in the near term, as all of our corporate locations have percentage rent lease agreements with the respective landlords.”

Simplicity Esports intends to list its common stock and warrants on The NASDAQ Capital Market or the NYSE American. There is no guarantee that the listing application will be approved by The Nasdaq Capital Market or the NYSE American.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports is also in the process of designing, minting, and selling non-fungible tokens (NFTs) for the esports and gaming industries. Simplicity Esports also owns 15 esports gaming centers, and is the franchisor for 18 esports gaming centers, providing the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite®, EA Sports® and Free Fire® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2020 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com

561-819-8586